Exhibit 10.2

REG NEWCO, INC.

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT (this “Agreement”) is made and entered into as of                     , 2009, by and among: (i) REG Newco, Inc., a Delaware corporation (the “Company”), (ii) certain of the holders of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock”), as listed on Exhibit A hereto (collectively referred to herein as the “Series A Stockholders” and each individually as a “Series A Stockholder”), and (iii) certain of the holders of the Company’s Common Stock (“Common Stock”), as listed on Exhibit A hereto (collectively referred to herein as the “Common Stockholders” and each individually as a “Common Stockholder”). The Series A Stockholders and the Common Stockholders are sometimes collectively referred to herein as the “Stockholders” and each individually as a “Stockholder.”

W I T N E S S E T H:

WHEREAS, pursuant to the Second Amended and Restated Merger Agreement executed November 20, 2009 by and among the Company, Renewable Energy Group, Inc. and REG Merger Sub, Inc., the Company is obligated to enter into this Agreement.

WHEREAS, certain terms are defined in Section 1 of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions contained herein, the parties hereto hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1:

“Bunge” means Bunge North America, Inc., a New York corporation.

“Excluded Affiliate Transfer” means (i) any transfer of Preferred Stock or Common Stock by a Stockholder that is an entity (a) whether voluntarily or by operation of law, to a partner, member, stockholder, subsidiary or other affiliate of such Stockholder provided that, in the case of any transfer described in this clause (i)(a), other than any transfer by a member of the USBG Group (subject to the limitations set forth in the definition of USBG Group below), all transferees or assignees of the same Stockholder entity shall appoint a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Agreement, or (b) to an entity that is the legal successor of such Stockholder; (ii) any transfer of Preferred Stock or Common Stock, as the case may be, by a Stockholder who is an individual to a member of such Stockholder’s family or to a revocable trust for estate planning purposes; (iii) any transfer occurring by will or intestate succession upon the death of a Stockholder who is an individual; and (iv) any transfer of Preferred Stock or Common Stock, as the case may be, by a Stockholder which is a trust to the principal beneficiary of that trust.

“Indirect Transfer” means (with respect to any Stockholder that is a corporation, partnership, limited liability company, or other entity) a deemed Transfer of the Preferred Stock or Common

Stock, which shall occur upon any Transfer to any person of a majority of the ownership of, or voting rights associated with, the equity or other ownership interests in such Stockholder if at least seventy-five percent (75%) of the value of all of such Stockholder’s assets is attributable to such Stockholder’s investment in the Company (it being understood that the acquisition by a holder of a majority of the ownership of, or voting rights associated with, the equity or other ownership interests in such Stockholder, of additional equity securities of such Stockholder shall not be an Indirect Transfer); provided, however, that in no event shall any transfer of equity or other ownership interests in NGP, Bunge, Westway, USBG, or West Central be deemed an Indirect Transfer of Preferred Stock or Common Stock.

“NGP” means NGP Energy Technology Partners L.P., a Delaware limited partnership, and Natural Gas Partners VIII, L.P., a Delaware limited partnership.

“Person” (whether or not capitalized) means any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any governmental agency or political subdivision thereof.

“Pledge” means any pledge of an interest in, or other encumbrance placed upon, Preferred Stock or Common Stock as security for indebtedness or for other purposes.

“Preferred Stock” means Series A Preferred Stock.

“Preferred Stockholders” means Series A Stockholders.

“Preferred Supermajority” means the holders of at least seventy-five percent (75%) of the then outstanding shares of Preferred Stock that were issued in exchange for shares of the series A, series AA, series B or series BB preferred stock of Renewable Energy Group, Inc., a Delaware corporation (“REG”), pursuant to the Agreement and Plan of Merger dated                     , 2009 by and among the Company, REG and REG Merger Sub, Inc.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer” (whether or not capitalized) means any sale, assignment or other disposition of Preferred Stock or Common Stock, other than a Pledge or an Indirect Transfer.

“USBG Group” means USBG, its members and their respective direct or indirect owners, partners, members, stockholders, subsidiaries and other affiliates; provided, however, that the number of members of the USBG Group shall not exceed seventy (70) and any Transfer made by a Stockholder that would otherwise be a member of the USBG Group which transfer would cause the number of members of the USBG Group to exceed seventy (70) shall be subject to the restrictions contained in this Agreement as if such Stockholder were not a member of the USBG Group.

“West Central” means West Central Cooperative, an Iowa cooperative association.

“Westway” means E D & F Man Netherlands BV.

Section 2. Election of Directors; Other Voting Matters.

(a) Company’s Board. From and after the date hereof and until the termination of this Agreement as provided in Section 8(a) below, the Stockholders agree to vote all of their Preferred Stock, Common Stock and any other voting securities of the Company over which they have voting control, and the Company will take all reasonable actions within its control, that may be necessary in order to cause:

(i) the authorized number of the Company’s Board of Directors (the “Board”) to be maintained at not less than ten (10) nor more than fourteen (14) directors;

(ii) the nomination and election to the Board of (A) for so long as NGP holds at least 2,105,263 shares of Series A Preferred Stock (and/or Common Stock issued or issuable upon conversion of such Series A Preferred Stock) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), two (2) representatives designated by NGP, (B) for so long as Westway holds at least 657,895 shares of Series A Preferred Stock (and/or Common Stock issued or issuable upon conversion of such Series A Preferred Stock) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), one (1) representative designated by Westway, (C) for so long as Bunge holds at least 526,316 shares of Series A Preferred Stock (and/or Common Stock issued or issuable upon conversion of such Series A Preferred Stock) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), one (1) representative designated by Bunge and (D) for so long as the members of the USBG Group collectively hold at least 1,277,167 shares of Series A Preferred Stock (and/or Common Stock issued or issuable upon conversion of such Series A Preferred Stock) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), one (1) representative designated by the members of the USBG Group holding a majority of the shares of Series A Preferred Stock (and/or Common Stock issued or issuable upon conversion of the shares of such Series A Preferred Stock) held by members of the USBG Group (Westway, Bunge and the USBG Group are collectively referred to herein as the “Strategic Investors”); provided, however, in the event any of NGP, Westway, Bunge or USBG Group has elected to have all of its shares of Series A Preferred Stock redeemed by the Company pursuant to the Series A Certificate of Designation (a “Redeeming Stockholder”), and the Company is not able to redeem all the shares of Series A Preferred Stock held by the Redeeming Stockholder, then the Redeeming Stockholder shall not lose the right to have its representative(s) nominated and elected to the Board pursuant to this Subsection 2(a)(ii) until such redemption is complete.

(iii) the nomination and election to the Board of, for so long as West Central holds at least 4,750,000 shares of Common Stock (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), five (5) representatives designated by

West Central, who shall include Jeffrey Stroburg, for so long as he is the Chief Executive Officer of the Company, and shall include one (1) person knowledgeable about the industry in which the Company operates who would qualify as a “Disinterested Director” (as defined below in Section 2(c)) immediately prior to his or her nomination (whose nomination and election shall be approved by the holders of eighty percent (80%) of the Series A Preferred Stock, such approval not to be unreasonably withheld) (the “Independent Director”); provided, however, at any time as the Chief Executive Officer of the Company is not nominated and elected by West Central or the Series A Stockholders, the Stockholders shall cause the nomination and election to the Board of the Chief Executive Officer of the Company to replace the Independent Director;

(iv) the nomination and election to the Board of             ,             , and             to serve until the expiration of the restrictions in Article X of the Certificate of Incorporation of the Company, and until their successors are elected and qualified, or until their earlier death, resignation or removal, which obligations to nominate and elect shall be specifically enforceable as third party beneficiaries of this Section 2(a)(iv) by the holders of Series A Preferred Stock and Common Stock, received pursuant to the Merger Agreement dated                     , 2009 by and among the Company, REG Danville, LLC and Blackhawk Biofuels, LLC, the Asset Purchase Agreement dated                     , 2009 by and among the Company, REG Newton, LLC and Central Iowa Energy, LLC and the Asset Purchase Agreement dated                     , 2009 by and among the Company, REG Wall Lake, LLC and Western Iowa Energy, LLC;

(v) the removal from the Board (with or without cause) of any representatives designated hereunder shall be at the written request of the parties possessing the right to designate such representative (but only upon such written request and under no other circumstances);

(vi) in the event that any member of the Board designated hereunder for any reason ceases to serve as a member of the Board during such representative’s term of office, the resulting vacancy to be filled by a representative designated by the parties possessing the right to designate such representative as provided hereunder;

(vii) in the event that NGP, any of the Strategic Investors or West Central should cease to hold sufficient shares of Series A Preferred Stock (or Common Stock issuable upon conversion of the Series A Preferred Stock), or Common Stock, as applicable, and, therefore, should lose its right to designate a director as described in Section 2(a)(ii) or (iii), the person(s) to fill the resulting Board vacancy or vacancies shall be elected by the holders of a majority of the Preferred Stock and Common Stock voting together as a single class (with the Preferred Stock voting on an as-converted basis); and

(viii) Each entity in which the Company directly or indirectly owns more than fifty percent (50%) of the outstanding equity interests (each, a “Subsidiary”) shall reserve to the Company acting through its Board of Directors (to the exclusion of the Board of Directors, Board of Managers or other similar governing body of each Subsidiary) the following powers and authorities:

(A) To authorize or issue, or obligate the Subsidiary to issue any stock or units or any securities or instruments convertible into stock or units, or to authorize or approve any new stockholder or member being admitted to the Subsidiary, or consent to allow an assignee to become a stockholder or member;

(B) To amend the Articles of Incorporation or Organization of the Subsidiary;

(C) To amend any Bylaws or Operating Agreement of the Subsidiary;

(D) To otherwise alter or change the rights, preferences or privileges of the stockholders or members of the Subsidiary;

(E) To issue, or cause the Subsidiary to issue, any indebtedness, other than trade accounts payable, letters of credit, performance bonds and other similar credit support incurred in the ordinary course of business, or to amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved by the stockholders or members;

(F) To redeem, purchase or otherwise acquire any stock, units or equity of the Subsidiary;

(G) To declare bankruptcy, dissolve, liquidate or wind up the affairs of the Subsidiary;

(H) To modify or change the nature of the Subsidiary’s business such that a material portion of the Subsidiary’s business is devoted to any business other than the business of (x) designing, constructing or operating biodiesel facilities and (y) manufacturing, selling or marketing biodiesel fuels;

(I) To grant any exclusive rights or licenses in the Subsidiary’s intellectual property;

(J) To make any capital expenditure in excess of $500,000 which is not otherwise included in the annual budget previously approved by shareholders or members of the Subsidiary;

(K) To elect or remove directors or managers of the Subsidiary;

(L) To sell, exchange, lease, mortgage, pledge or other transfer all or substantially all of the assets of the Subsidiary or any asset with a sale price in excess of $500,000 outside the ordinary course of business;

(M) To merge or consolidate the Subsidiary with another entity (excluding any merger with or into another Subsidiary or the Company); and

(N) To indemnify any officer, director or manager of the Subsidiary.

(b) Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all shares of capital stock owned by such Stockholder, or over which such Stockholder has voting control, in order to ensure that at all times there are sufficient shares of Common Stock available for (i) the conversion of all outstanding shares of Series A Preferred Stock into shares of Common Stock in accordance with the Certificate of Designation of Series and Determination of Rights and Preferences of the Series A Convertible Preferred Stock, and (ii) the exercise of all outstanding warrants to purchase Common Stock in accordance with the terms of any and all outstanding warrant agreements.

(c) In addition to any approvals and approval processes that may be required from time to time by the Board of Directors, the Bylaws of the Company or applicable law, for so long as this Agreement is in effect, the Company shall not enter into or engage in any contract or transaction with any person who beneficially owns ten percent (10%) or more of the equity securities of the Company (a “Principal Stockholder”) or an affiliate (as defined in Rule 405 of the Securities Act of 1933) (an “Affiliate”) of a Principal Stockholder (such Principal Stockholder or Affiliate, a “Related Party”), unless such contract or transaction shall have been authorized, approved or ratified by a majority of the “Disinterested Directors” nominated by holders of the Series A Preferred Stock pursuant to this Agreement, as amended from time to time. For purposes of the foregoing, the term “Disinterested Director” shall mean a director that is neither an Affiliate of the Related Party nor nominated to the Board of Directors by such Related Party.

Section 3. Transfer Restrictions.

(a) General Rights and Obligations. In addition to any restrictions on the Transfer of any Preferred Stock or Common Stock that are imposed by the Certificate of Incorporation of the Company, or under the Securities Act or other applicable securities laws, no Stockholder shall Transfer or Pledge all or any part of such Stockholder’s Preferred Stock or Common Stock without the prior written consent of all the other Stockholders or in accordance with this Section 3.

(b) Lock Up. In the event the Company shall undertake its first sale to the public pursuant to a registration statement of the Company filed under the Securities Act, each Stockholder shall agree in writing, in form and substance customary for similar transactions, if requested by the managing underwriter or underwriters thereof, not to lend, offer, pledge, sell, contract to sell (including, without limitation, any short sale), sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or other securities of the Company convertible into or exercisable or exchangeable for Common Stock held by such Stockholder immediately before the effective date of the registration statement for such offering, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock (whether any such transaction is described in this subsection is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, except for securities to be sold to such underwriter pursuant to such registration statement; provided, however that:

(i) such period shall not exceed one hundred eighty (180) days after the effective date of the registration statement, except that such 180-day period may be extended for not more than eighteen (18) days if such extension is reasonably necessary to allow the Company’s underwriters to comply with NASD Conduct Rule 2711 (or any similar successor rule); and

(ii) the Company’s directors, officers and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) also agree to such limitations.

The Company may impose stop-transfer instructions with respect to the shares of Common Stock or other securities of the Company convertible into or exercisable or exchangeable for Common Stock subject to the foregoing restriction until the end of such one hundred eighty (180) day period (or the extended period set forth above).

(c) Right of First Refusal.

(i) If at any time any Stockholder intends to Transfer any or all of the Preferred Stock or Common Stock owned by him (any such Stockholder is hereinafter referred to as a “Selling Stockholder”), excluding any Transfer in connection with a bona fide offer from a Proposed Transferee to purchase all of the stock or all or substantially all of the assets of the Company which shall be governed solely by Section 3(d)(ii), the Selling Stockholder shall give written notice (the “Stockholder’s Notice”) to the Company and the Preferred Stockholders stating that the Selling Stockholder intends to make such Transfer, identifying the proposed purchaser (the “Proposed Transferee”), specifying the number of shares of Preferred Stock or Common Stock proposed to be transferred (the “First Refusal Shares”), and specifying the per share purchase price which the Proposed Transferee has offered to pay for the First Refusal Shares (the “Sale Price”). The Stockholder’s Notice shall certify that the Selling Stockholder has received a firm offer from the Proposed Transferee and in good faith believes a binding agreement for the transfer of the First Refusal Shares is obtainable on the terms set forth therein. A copy of the offer (or a summary of the terms thereof) shall be attached to the Stockholder’s Notice.

(ii) If, at the time of receipt of the Stockholder Notice, the Company is contractually restricted from fully exercising its rights to purchase pursuant to this Section 3(c) (and the Company does not reasonably believe it can obtain a waiver or the Company does not intend to seek a waiver of such restrictions) or the Company is legally restricted under the Delaware General Corporation Law from fully exercising its rights under this Section 3(c), the Company shall promptly so notify the Selling Stockholder in writing. Otherwise, upon receipt of the Stockholder’s Notice, the Company shall, subject to Section 3(c)(iii) below, have the irrevocable and exclusive option to purchase all or any portion of the First Refusal Shares by delivery of a written notice to the Selling Stockholder, within ten (10) business days of its receipt of the Stockholder’s Notice, of its election to exercise its option under this Section 3(c)(ii) and the number of shares it is willing to purchase. To the extent the Company does not elect to purchase all of the First Refusal Shares or the Company does not respond to the Stockholder’s Notice within such ten (10) business day period or the Selling Stockholder receives the notice from the Company referred to in the first sentence of this Section 3(c)(ii), the Selling Stockholder shall notify the Preferred Stockholders of the number of First Refusal Shares that remain eligible for purchase, and the Preferred Stockholders shall, subject to Section 3(c)(iii) below, have the irrevocable and exclusive option to purchase all or any portion of the remaining First Refusal Shares at the Sale Price by delivery of written notice to the Selling Stockholder and the Company of their election to exercise their option under this Section 3(c)(ii) (any such holder exercising this election, a “First Refusal Participant”) and the maximum number of shares (up to that portion of such First Refusal Shares that equals the proportion that the aggregate number of shares of Common Stock that were issued and/or are issuable upon conversion of the Preferred Stock held by a First Refusal Participant (plus the aggregate number of other shares of Common Stock held by such holder if the First Refusal Participant is West Central or a member of the USBG Group) bears to the sum of the total number of shares of Common Stock that were issued or are issuable upon conversion of all of the issued and outstanding shares of Preferred Stock and the number of other shares of Common Stock held by West Central and the members of the USBG Group, in each case excluding any such shares held by the Selling Stockholder) that they are willing to purchase, as well as the number of additional shares that such holder desires to purchase in the event all of the remaining First Refusal Shares not elected to be purchased by the other Preferred Stockholders which shall be allocated on a pro rata basis (calculated in a similar manner as described in the preceding sentence, and continuing in a like manner until the First Refusal Participants have purchased all of the First Refusal Shares as they may elect). Within thirty (30) days of receipt of the Stockholder’s Notice, the First Refusal Participants shall deliver to the Selling Stockholder a written notice of their election to purchase any remaining First Refusal Shares.

(iii) The Company and the First Refusal Participants shall deliver the Sale Price for any First Refusal Shares that any such party elects to purchase to the Selling Stockholder no later than sixty (60) days after receipt of the Stockholder’s Notice, unless the Stockholder’s Notice contemplated a later closing with the Proposed Transferee. In the event the Company and the First Refusal Participants, taken together, do not elect to purchase all of the First Refusal Shares pursuant to Section 3(c)(ii), then the Selling Stockholder shall be free for a period of one hundred and twenty (120) days from the date of the Stockholder’s Notice, to sell the remaining First Refusal Shares to the Proposed Transferee, at a price equal to or greater than the Sale Price and upon other terms no more favorable to the Proposed Transferee than those specified in the Stockholder’s Notice. Any transfer of the First Refusal Shares by the Selling Stockholder after the end of such 120-day period or at a price lower than the Sale Price or on more favorable terms of the sale than set forth in the Stockholder’s Notice shall require a new notice of intent to transfer to be delivered to the Company and the Preferred Stockholders and shall give rise anew to the rights provided in the preceding paragraphs.

(iv) If the Company and/or the First Refusal Participants elect to purchase First Refusal Shares mentioned in the Stockholder’s Notice, the Company and/or the First Refusal Participants, as applicable, shall have the right to purchase the First Refusal Shares for cash consideration whether or not part or all of the consideration specified in the Stockholder’s Notice is other than cash. If part or all of the consideration to be paid for the First Refusal Shares as stated in the Stockholder’s Notice is other than cash, the price stated in such Stockholder’s Notice shall be deemed to be the sum of the cash consideration, if any, specified in such Stockholder’s Notice, plus the fair market value of the non-cash consideration. The fair market value of the non-cash consideration shall be determined by an independent appraiser agreed upon by the Company and the Selling Stockholder if the Company exercised and if the Company did not exercise by the Board of the Company (excluding those members of the Board designated by or affiliated with any First Refusal Participant), and its judgment as to the fair market value of such non-cash consideration shall be binding on the Selling Stockholder and the First Refusal Participants.

(d) Tag-Along and Drag-Along Rights.

(i) Tag-Along Rights. If a Selling Stockholder intends to Transfer any or all of the Preferred Stock or Common Stock owned by him (excluding any Transfer in connection with a bona fide offer from a Proposed Transferee to purchase all of the stock or all or substantially all of the assets of the Company which shall be governed solely by Section 3(d)(ii)), and the Company and the Preferred Stockholders do not elect to purchase all First Refusal Shares pursuant to Section 3(c) above, the Selling Stockholder shall cause any third party Proposed Transferee to offer in writing (the “Purchase Offer”) to purchase from each Preferred Stockholder a pro rata share of the Preferred Stock and/or Common Stock issued upon conversion of such Preferred Stock of each of the Preferred Stockholders, such pro rata portion based on that number of shares of Common Stock issued to and/or issuable upon conversion of the Preferred Stock held by such Preferred Stockholder bears to the total number of shares of Common Stock issued to and/or issuable upon conversion of all the Preferred Stock then issued and outstanding, in each case including any such shares held by the Selling Stockholder. Any such purchase shall be made in accordance with the following:

(A) the purchase of Preferred Stock and /or Common Stock from each Preferred Stockholder shall be made at (1) the highest price per share and on such other terms and conditions as the Proposed Transferee has offered to purchase Preferred Stock and/or Common Stock from the Selling Stockholder or (2) the highest price per share, on an as converted basis, and on such other terms and conditions as the Proposed Transferee has offered to purchase Common Stock from the Selling Stockholder;

(B) each Preferred Stockholder shall have no more than twenty (20) days from the receipt of the Purchase Offer in which to accept such Purchase Offer, in whole or in part;

(C) to the extent that a Preferred Stockholder accepts such Purchase Offer, the Preferred Stock to be sold to the Proposed Transferee by the Selling Stockholder shall be proportionately reduced to the extent necessary to comply with this Section 3(d)(i); and

(D) the closing of such purchase shall occur within thirty (30) days after such acceptance or at such other time as the Selling Stockholder, the Preferred Stockholders accepting such Purchase Offer and the Proposed Transferee may agree.

(ii) Drag-Along Rights.

(A) At any time on or after August 1, 2011, if a Preferred Supermajority, only including in such calculation those Preferred Stockholders then entitled to exercise rights under this Section 3(d)(ii), approve (the “Approving Stockholders”) a bona fide offer from a Proposed Transferee (who is unaffiliated with the holders of such Preferred Stock approving such offer) to purchase all of the stock or all or substantially all of the assets of the Company (which offer must not value the Series A Preferred Stock at a value exceeding the Series A Accreted Value (as defined in the Certificate of Designation of Series A Preferred Stock), and otherwise treats the holders of Common Stock and Preferred Stock identically), the provisions of Section 3(c) and (d)(i) shall not apply and the Company shall have forty-five (45) days to elect to purchase the Preferred Stock and Common Stock of the Approving Stockholders on substantially the same terms, or their substantial economic equivalent in cash, as the Approving Stockholders would have received (taking into account tax consequences) as a result of the transaction contemplated by such bona fide offer. If the Company does not elect to purchase the Approving Stockholders’ shares, the other Preferred Stockholders and Common Stockholders (the “Drag-Along Owners”) shall have forty-five (45) days to elect to purchase the Preferred Stock and Common Stock on substantially the same terms, or their substantial economic equivalent in cash, as the Approving Stockholders would have received (taking into account tax consequences) as a result of the transaction contemplated by such bona fide offer. If the Drag-Along Owners do not so elect to purchase, then the Approving Stockholders shall have the right to require the Drag-Along Owners to sell to the Proposed Transferee all of the Preferred Stock and Common Stock of such Drag-Along Owner, or to vote to sell all or substantially all of the assets of the Company to the Proposed Transferee on the same terms offered to the Approving Stockholders.

(B) If such transaction is structured as a merger or consolidation of the Company, or a sale of all or substantially all of the Company’s assets, each Drag-Along Owner shall take all actions necessary (at both the Board and the stockholder level, assuming compliance with any applicable fiduciary duties) to approve the transaction and cause the transaction to be consummated, including but not limited to: (i) voting the shares of Preferred Stock and Common Stock then beneficially held by such Drag-Along Owner in favor of such transaction at any meeting of the Company’s Stockholders called to vote on the transaction or, in the alternative, approve such transaction by written consent of the Company’s Stockholders and raise no objections to the transaction or the process pursuant to which the transaction was arranged, (ii) voting the shares of Preferred Stock and Common Stock then beneficially held by such Drag-Along Owner in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such transaction, (iii) waiving any dissenters’ rights, appraisal rights or similar rights in connection with such transaction, (iv) not depositing any shares of Preferred Stock or Common Stock held by such Drag-Along Owner in a voting trust or subjecting any such shares to any arrangement or agreement with respect to the voting of such shares, unless specifically requested to do so by the Proposed Transferee in connection with such transaction, and (v) taking all other necessary and desirable actions reasonably requested by the Approving Stockholders to cause such transaction to be consummated, including executing and delivering all related documents.

(C) In the event that such transaction involves a sale of securities by the Drag-Along Owners then, at the closing of such transaction, against payment of the purchase price for the securities to be sold by the Drag-Along Owners, the Drag-Along Owners shall deliver to the Proposed Transferee the certificate or certificates representing all of such Drag-Along Owners’ shares of Preferred Stock and Common Stock, free and clear of all liens, claims and encumbrances, and properly endorsed for transfer, together with all other documents which are necessary in order to effect such transaction, and shall take all other necessary and desirable actions reasonably requested by the Approving Stockholders to cause such transaction to be consummated.

(e) Excluded Transfers. The provisions of Sections 3(a), 3(c) and 3(d) above do not apply to (i) any Transfer by a Stockholder of such Stockholders’ Preferred Stock or Common Stock, as applicable, in an Excluded Affiliate Transfer, (ii) any redemption of Series A Preferred Stock by the Company pursuant to the Certificate of Designation of Series A Preferred Stock, or (iii) any Transfer by a Stockholder who is an employee, director or consultant of the Company of such Stockholder’s Common Stock to the Company pursuant to the termination of such Stockholder’s employment with the Company. The provisions of Sections 3(c) and 3(d)(i) above do not apply to any Transfer by a Stockholder of such Stockholders’ Preferred Stock or Common Stock pursuant to an effective registration statement filed under the Securities Act.

Section 4. Indirect Transfers.

(a) Upon the occurrence of any Indirect Transfer of the shares of Preferred Stock and/or Common Stock held by a Stockholder (any such Stockholder is hereinafter referred to as a “Indirect Transferee”), the Indirect Transferee shall give written notice (the “Indirect Transfer Notice”) to the Company and the Preferred Stockholders stating that an Indirect Transfer has occurred and specifying the number of shares of Preferred Stock or Common Stock held by the Indirect Transferee (the “Indirect Transfer Shares”). Within twenty (20) business days following its receipt of the Indirect Transfer Notice, the Company shall determine the Fair Market Value (as defined below) of each share of Preferred Stock and/or Common Stock, as applicable, covered by the Indirect Transfer Notice and notify the Indirect Transferee and the Preferred Stockholders of its determination.

(b) For purposes of calculating the Fair Market Value of the Indirect Transfer Shares, the “Fair Market Value” per share shall be determined in good faith by the Board of Directors (other than those directors, if any, affiliated with or nominated by the Indirect Transferee) as of the date of the Indirect Transfer and in making such determination it shall not give consideration to any discount related to shares representing minority interest or related to any illiquidity or lack of marketability of shares arising from restrictions on transfer under applicable federal or state securities laws, but shall take into consideration the rights and preferences of the Preferred Stock and/or Common Stock, as applicable, held by such Indirect Transferee. If the Indirect Transferee disagrees with such determination of Fair Market Value for either or both of the Preferred Stock or the Common Stock (each, a “Value Dispute”), the Indirect Transferee shall provide written notice to the Company thereof within five (5) business days after delivery of the Company’s determination, and the Fair Market Value per share of the Preferred Stock and/or Common Stock, as the case may be, shall be determined by the following procedures. Each of the Company and the Indirect Transferee shall appoint an independent appraiser, each of whom shall independently determine the Fair Market Value per share of the Preferred Stock and/or Common Stock, as the case may be (the “Appraised Values”). If the higher of the Appraised Values with respect to the Preferred Stock or the Common Stock is not more than 25% higher than the lower of the Appraised Values for the Preferred Stock and/or the Common Stock, as applicable, then the Fair Market Value per share will be the average of the two Appraised Values for the Preferred Stock and/or Common Stock, as applicable. If the higher of the Appraised Values is more than 25% higher than the lower of the Appraised Values, than the parties shall appoint a third independent appraiser who shall, within thirty (30) days following receipt of the Appraised Values, select one of the two Appraised Values as the Fair Market Value per share which is closest to the Fair Market Value per share determined by such third party appraiser (the “Third Party Determination”). The Third Party Determination shall be binding on and non-appealable by the Company, the Indirect Transferee and the Preferred Stockholders. All costs of the appraisers pursuant to this Section 4(b) shall be borne by the Indirect Transferee.

(c) Within five (5) business days following the earlier of (i) the expiration of the time period provided in Section 4(b) above to submit a Value Dispute if the Indirect Transferee does not submit a Value Dispute or, if earlier, acceptance of the Company’s determination of Fair Market Value, and (ii) determination of the Fair Market Value in accordance with the provisions of Section 4(b) above in the event of a Value Dispute, the Company shall, subject to Section 4(d) below, have the irrevocable and exclusive option to purchase all or any portion of the Indirect Transfer Shares by delivery of a written notice to the Indirect Transferee of its election to exercise its option under this Section 4 and the number and type of Indirect Transfer Shares it is electing to purchase. To the extent the Company does not elect to purchase all of the Indirect Transfer Shares or does not make any election within such five (5) business day period, the Indirect Transferee shall notify the Preferred Stockholders of the number of Indirect Transfer Shares that remain eligible for purchase, and the Preferred Stockholders, excluding the Indirect Transferee, shall, subject to Section 4(d) below, have the irrevocable and exclusive option for ten (10) business days following receipt of such notice to purchase all or any portion of the remaining Indirect Transfer Shares at the Fair Market Value by delivery of written notice to the Indirect Transferee and the Company of their election to exercise their option under this Section 4(c) (any such holder exercising this election, a “Indirect Transfer Participant”) and the maximum number of shares (up to that portion of such Indirect Transfer Shares that equals the proportion that the aggregate number of shares of Common Stock that were issued and/or are issuable upon conversion of the Preferred Stock held by an Indirect Transfer Participant plus the aggregate number of shares of Common Stock issued to such holder if the Indirect Transfer Participant is West Central bears to the sum of the total number of shares of Common Stock that were issued or are issuable upon conversion of all of the issued and outstanding shares of Preferred Stock and the number of shares of Common Stock issued to West Central, in each case excluding any such shares held by the Indirect Transferee) that they are willing to purchase, as well as the number of additional shares that such holder desires to purchase in the event all of the remaining Indirect Transfer Shares are not elected to be purchased by the other Preferred Stockholders which shall be allocated on a pro rata basis (calculated in a similar manner as described in the preceding sentence, and continuing in a like manner until the Indirect Transfer Participants have purchased all of the Indirect Transfer Shares as they may elect). Within thirty (30) days of receipt of the Indirect Transfer Notice, the Indirect Transfer Participants shall deliver to the Indirect Transferee a written notice of their election to purchase any remaining Indirect Transfer Shares.

(d) The Company and the Indirect Transfer Participants shall deliver the aggregate Fair Market Value for any Indirect Transfer Shares that any such party elects to purchase to the Indirect Transferee no later than the later of sixty (60) days after receipt of the Indirect Transfer Notice and fifteen (15) business days after the determination of the Fair Market Value in accordance with the provisions of Section 4(b) above in the event of a Value Dispute. In the event the Company and the Indirect Transfer Participants, taken together, do not elect to purchase all of the Indirect Transfer Shares pursuant to Section, then any subsequent Transfer or Indirect Transfer shall be subject to the provisions of this Agreement.

Section 5. Enforcement; Legends. No Preferred Stock or Common Stock shall be transferred on the books of the Company, nor shall any Transfer be effective, unless and until the terms and provisions of this Agreement are first complied with and, in case of violation of this Agreement by the attempted Transfer of Preferred Stock or Common Stock without compliance with the terms and provisions hereof, such Transfer shall be invalid and of no effect. The Stockholders will cause the Company to imprint a legend on any certificates evidencing Preferred Stock or Common Stock which are subject to this Agreement referring to the voting rights and the restrictions on Transfer imposed hereunder.

Section 6. Preemptive Rights.

(a) Each Preferred Stockholder (the “Preemptive Participants”) shall have a preemptive right to purchase up to its Pro Rata Share (as defined in this Section 6(a)) of future sales by the Company of its equity securities issued for cash other than as provided in Section 6(c) below (“New Securities”). For each Preemptive Participant, “Pro Rata Share” equals the ratio that (i) the number of shares of Common Stock issuable upon conversion of the Preferred Stock held by the Preemptive Participant (plus the number of shares of Common Stock held by the Preemptive Participant if the Preemptive Participant is West Central or a member of the USBG Group), immediately prior to the sale of the New Securities bears to (ii) the sum of the total number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding and the total number of shares of Common Stock held by West Central and members of the USBG Group, immediately prior to the sale of the New Securities. Each time the Company proposes to offer any of its securities, the Company shall give written notice thereof to the Preemptive Participants stating (i) its bona fide intention to offer such securities, (ii) the number of such securities to be offered, and (iii) the price and terms upon which the Company proposes to offer such securities (the “Offer Notice”). By written notification received by the Company within ten (10) days after the receipt of the Offer Notice, a Preemptive Participant may elect to purchase, at the price and on the terms specified in the Offer Notice, up to such holder’s Pro Rata Share and stating therein the quantity of such securities to be purchased. To the extent any Preemptive Participant elects not to purchase such holder’s Pro Rata Share of New Securities, then such holder’s Pro Rata Share shall be allocated pro rata among the Preemptive Participants electing to purchase their Pro Rata Share of New Securities in a similar “as converted” basis to the extent such holders wish to purchase more than their full

Pro Rata Share. The closing date of the transactions contemplated by this Section 6(a) shall be as mutually agreed by the Company and the purchasing Preemptive Participants, but no earlier than thirty (30) days and no later than sixty (60) days after the receipt of the Offer Notice.

(b) In the event the Preemptive Participants do not elect to purchase all of the securities pursuant to Section 6(a), the Company may sell the remaining unsubscribed portion of such securities at a price not less than, and upon terms no more favorable in the aggregate than, those specified in the Offer Notice. If for any reason the Company does not consummate the sale of such securities within the one hundred twenty (120) day period following the date of the Offer Notice, the rights provided hereunder shall be deemed to be revived and such securities shall not be offered unless first reoffered to the Preemptive Participants in accordance herewith.

(c) The preemptive rights in this Section 6 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors and consultants for the primary purpose of soliciting or retaining their services in an amount not to exceed 2,600,000 shares, (ii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Securities Act, (iii) the issuance of warrants or the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities (including without limitation shares of capital stock issuable upon the exercise of warrants issued or committed to be issued by the Company as of the date of this Agreement at the exercise price stated in such warrants (subject to anti-dilution adjustments as provided therein)), (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, purchase of assets, sale or exchange of stock or otherwise, (v) the issuance of any shares of Common Stock or Preferred Stock or other securities in connection with any borrowings by the Company, direct or indirect, from financial institutions, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided that such issuances are approved by a majority of the directors nominated by the holders of Series A Preferred Stock, (vi) securities issued to vendors, lenders, equipment lessors or in connection with strategic or licensing transactions, joint ventures or similar transactions, provided that such issuances are approved by a majority of the directors nominated by the holders of Series A Preferred Stock, (vii) securities issued in connection with any stock split, stock dividend or recapitalization of the Company, and (viii) any right, option or warrant to acquire any security convertible into the securities excluded from the preemptive rights pursuant to this subsection (i) through (vii) of this Section 6(c). In addition to the foregoing, the right of first offer in this Section 6 shall not be applicable with respect to any Preemptive Participant in any subsequent offering of securities if, at the time of such offering, the Preemptive Participant is not qualified to participate in the offering based on the applicable exemption from registration pursuant to which the offering is being made.

(d) Notwithstanding anything herein to the contrary, the rights of the Preemptive Participants to purchase any securities of the Company as set forth in this Section 6 may be waived, in whole or in part, prospectively or retroactively, by the written consent or affirmative vote of at least two-thirds (2/3rds) of the outstanding shares held by the Preemptive Participants (which must also include the written consent or affirmative vote of a Preferred Supermajority) immediately prior to the issuance of such securities by the Company.

Section 7. Information, Inspection and Observer Rights.

(a) Delivery of Financial Statements. The Company shall deliver to each Preferred Stockholder, within the time periods specified below unless such period is extended by unanimous vote of the Preferred Stockholders:

(i) as soon as practicable, but in any event within thirty (30) days after the end of each calendar month, an unaudited income statement and statement of cash flows for such month and an unaudited balance sheet as of the end of such month and for the year-to-date, prepared in accordance with generally accepted accounting principles (“GAAP”);

(ii) as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each year of the Company, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter and for the year-to-date, prepared in accordance with GAAP;

(iii) an annual budget for the Company at least thirty (30) days prior to the beginning of each year and, as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each year of the Company, an updated annual budget for the Company; and

(iv) as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each year of the Company unless such period is extended by unanimous vote of the Board, an audited income statement for such year, an audited balance sheet and statement of Stockholder’s equity of the Company as of the end of such year, and an audited statement of cash flows for such year, such audited year-end financial reports to be in reasonable detail, prepared in accordance with GAAP and prepared by a nationally recognized accounting firm approved by the Board.

Notwithstanding the foregoing, a Preferred Stockholder other than NGP, Westway, Bunge or any member of the USBG Group shall not be entitled to receive the financial statements described in clauses (i), (ii) and (iii) above if the Board reasonably determines that such Preferred Stockholder is a competitor of the Company.

(b) Inspection Rights. The Company shall permit each Preferred Stockholder and its representatives, at such Preferred Stockholder’s expense, for a proper business purpose, upon reasonable prior notice to the Company, during normal business hours and without unreasonable disruption to the Company’s business to: (i) visit and inspect any of the properties or facilities of the Company and its subsidiaries, (ii) examine the books and records of the Company and its subsidiaries (and make and keep copies and extracts therefrom), and (iii) discuss with the Company’s officers and employees the affairs, finances and accounts of the Company and its subsidiaries.

(c) Observer Rights. The Company shall permit three (3) non-voting observers to attend each meeting of the Board and of any committees of the Board, consisting of the President of the Company, an observer appointed by West Central and an observer appointed by Energy Technology Partners, L.L.C. Such observers shall receive advance notice of all such meetings and all materials provided to the directors before and during such meetings. The Company may remove or exclude such observers from any meeting of the Board and of any committees of the Board when such observers’ presence would reasonably be expected to compromise attorney-client confidentiality, would be reasonably necessary to protect highly confidential information or for other similar bona fide corporate reasons. The decision of the Board with respect to the privileged or confidential nature of such information shall be final and binding.

(d) Confidentiality. Each Preferred Stockholder hereby agrees, and each board observer, as a condition to observing or participating in meetings of the Board or its committees shall agree, that such Preferred Stockholder or board observer shall hold all Confidential Information in confidence and shall not use any Confidential Information so provided for any purpose other than evaluating an investment in the Company or disclose any such Confidential Information without the prior written consent of the Company, except that each Preferred Stockholder may disclose Confidential Information without the Company’s consent to: (i) its attorneys, accountants and other professional advisors as necessary each of who shall be bound by this obligation of confidentiality and for whose breach thereof the disclosing Preferred Stockholder shall be liable, (ii) any Person who is a permitted transferee of such Preferred Stockholder under this Agreement each of who shall be bound by this obligation of confidentiality, and (iii) any other Preferred Stockholder. For purposes of this Section 7(d), the term “Confidential Information” shall mean the financial statements described in Section 7(a) above, any confidential or proprietary information of the Company provided to a Preferred Stockholder or designee pursuant to the inspection rights in Section 7(b) and any confidential or proprietary information of the Company provided to an observer pursuant to such observer’s rights in Section 7(c); provided, however, that Confidential Information shall not include (a) information which is in the public domain through no act or omission of such Preferred Stockholder or board observer in violation of this Agreement, (b) is lawfully acquired by such Preferred Stockholder or board observer from a third party not bound by an obligation of confidentiality to the Company or (c) information required to be disclosed pursuant to applicable law, rule or regulation or legal process.

Section 8. Miscellaneous.

(a) Termination.

(i) This Agreement shall terminate upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of the Company’s Common Stock; (ii) the first date on which the Stockholders collectively do not own at least 50% of the equity securities of any successor or assignee resulting from the consolidation, merger or sale of all or substantially all of the assets of the Company; (iii) the adjudication of the Company as a bankrupt, the execution by the Company of an assignment for the benefit of creditors or the appointment of a receiver of the Company; (iv) the voluntary or involuntary dissolution of the Company; (v) when there is otherwise only one surviving Stockholder as a party to this Agreement; (vi) the 15th anniversary of the date hereof; or (vii) the written agreement of the Company, the Common Stockholders owning at least two-thirds (2/3rds) of the shares of Common Stock held by the Common Stockholders and a Preferred Supermajority.

(ii) The rights of a Preferred Stockholder pursuant to Section 3(d)(ii) to initiate a “drag-along” transaction shall terminate with respect to such Preferred Stockholder on the first date on which such Preferred Stockholder does not own at least 800,000 shares of Preferred Stock (and/or Common Stock issued or issuable upon conversion of such Preferred Stock).

(iii) Except as provided in Section 8(a)(ii), the rights (but not the obligations) of a Preferred Stockholder under this Agreement shall terminate: (a) with respect to a Preferred Stockholder that is not West Central or a member of the USBG Group, on the first date on which such Preferred Stockholder does not own at least 250,000 shares of Preferred Stock (and/or Common Stock issued or issuable upon conversion of such Preferred Stock), (b) with respect to West Central, on the first date on which West Central does not own at least 250,000 shares of Common Stock; and (c) with respect to any member of the USBG Group, on the first date on which the members of the USBG Group no longer collectively own at least 250,000 shares of Common Stock (including all shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock held by members of the USBG Group). The threshold amounts in this Section 8(a)(iii) shall be subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations.

(b) Transfer and Assignment. In the event of any Transfer or Excluded Affiliate Transfer, the assignee or transferee shall agree to be bound by the terms of this Agreement and evidence the same by executing an addendum to this Agreement promptly upon receiving the assignment of such Preferred Stock or Common Stock. Upon such execution of an addendum, Exhibit A of this Agreement will be deemed to be amended to reflect such assignment or transfer. The obligations (but not the rights) of any Stockholder under this Agreement shall be enforceable against any assignee or transferee of shares of Preferred Stock and/or Common Stock held by such Stockholder. The rights of any Stockholder under this Agreement may only be assigned by (i) a Stockholder to a transferee or assignee of such securities who, after such Transfer, holds at least 250,000 shares of Preferred Stock (and/or Common Stock issued or issuable upon conversion of such Preferred Stock) if the transferor is a Preferred Stockholder, or 250,000 shares of Common Stock if the transferor is a Common Stockholder (such threshold amounts subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), or (ii) a Stockholder to any person or entity covered by clause (i)(a) of the definition of Excluded Affiliate Transfer.

(c) New Issues. A recipient of capital stock issued by the Company shall, upon the request of the Company, become party to and agree to be bound by the terms of this Agreement and shall evidence the same by executing an addendum to this Agreement promptly upon receipt of such capital stock. Upon such execution of an addendum, Exhibit A of this Agreement will be deemed to be amended to reflect such issuance.

(d) Notices. Whenever in this Agreement, notice is required or permitted to be given it shall be given in writing, and if such notice is given by registered United States mail it shall be deemed to have been received on the third business day after the date such notice is posted. All notices hereunder to the Company shall be mailed to it at the address of its principal place of business and all notices to the Stockholders shall be mailed to them at their last known address as shown on the books and records of the Company. Any party may change such party’s mailing address by giving written notice of such change to all other parties.

(e) Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to rules or principles of conflicts of law requiring the application of the law of another State.

(f) Number. Words in the singular shall be construed to include the plural and vice versa, unless the context otherwise requires.

(g) Headings. The headings appearing in this Agreement are inserted only for convenience of reference and in no way shall be construed to define, limit or describe the scope or intent of any provision of this Agreement.

(h) Severability. Every provision in this Agreement is intended to be severable. In the event that any provision in this Agreement shall be held invalid, the same shall not affect in any respect whatsoever the validity of the remaining provisions of this Agreement; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

(j) Joinder of Spouses. The spouses of any subsequent Preferred Investors and any subsequent Common Investors, as applicable, will execute this Agreement and, by such execution, they acknowledge that they are fully aware of, understand, and agree to, the provisions of this Agreement and thereby bind themselves, their heirs, assigns and legal representatives, to the terms and provisions hereof.

(k) Entirety and Modification. This Agreement, together with the organizational documents of the Company, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements regarding such matters. This Agreement may be modified, supplemented or amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by written consent of the Company, the Common Stockholders owning at least a majority of the shares of Common Stock held by the Common Stockholders and a Preferred Supermajority; provided, however, Sections 2(a)(ii) and 2(a)(iii) hereof shall not be amended as to the nomination and election to the Board of a director without the prior written approval of the shareholders entitled to designate the director in the case of NGP, Westway, Bunge and West Central and, in the case of the USBG Group, approved by the members of the USBG Group holding a majority of the shares of Series A Preferred Stock held by members of the USBG Group.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COMPANY:

REG NEWCO, INC.

By:
Name:
Title:

SIGNATURE PAGE TO

STOCKHOLDER AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SERIES A STOCKHOLDER:

[SERIES A STOCKHOLDER]

By:
Name:
Title:

SIGNATURE PAGE TO

STOCKHOLDER AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COMMON STOCKHOLDER:

[COMMON STOCKHOLDER]

By:
Name:
Title:

SIGNATURE PAGE TO

STOCKHOLDER AGREEMENT

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